Exhibit 99.1

Financial News Release

Contacts:
Lawrence D. Firestone	Annie Leschin/Vanessa Lehr
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
lawrence.firestone@aei.com	ir@aei.com
FOR IMMEDIATE RELEASE
ADVANCED ENERGY REPORTS SOLID 2008 SECOND QUARTER FINANCIAL RESULTS
DRIVEN BY GROWTH IN SOLAR MARKET
Fort Collins, Colo., July 23, 2008 — Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) today announced financial results for the second quarter ended June 30, 2008. Sales of $88.0 million were driven by a 36% sequential increase in sales to non-semiconductor markets, which reached 48% of our total sales. Sales to the solar market led the way, topping 14% of total sales in the quarter, while service revenues also hit a record high. Total second quarter sales declined 1% versus the first quarter of 2008, and declined 14.6% from $103.0 million in the second quarter of 2007, both due to the continued weakness in the semiconductor capital equipment market. Our book to bill ratio for the quarter was strong at 1.05:1.
Gross margin for the second quarter was 40.1% versus 43.6% in the second quarter of 2007 due to lower sales and the related overhead absorption. Sequentially, gross margins were fractionally down from 40.3% in the first quarter of 2008.
Net income for the second quarter of 2008 was $5.9 million, or $0.14 per diluted share, as cost reduction efforts controlled our operating expenses, compared to $11.7 million, or $0.25 per diluted share in the second quarter of 2007. Net income decreased sequentially from $6.0 million in the first quarter of 2008, but earnings per diluted share for the second quarter of 2008 were slightly higher due to shares repurchased during the quarter.
“We executed on our diversification strategy, growing non-semiconductor revenue to record levels this quarter. Sales in each of our major non-semiconductor markets demonstrated strong growth, and demand for our products in the solar market reached its highest level yet.” said Dr.

Hans Betz, president and chief executive officer of Advanced Energy. “Further, we believe our ability to address these emerging markets will serve us well as we develop new applications for our technology and navigate through this cycle in the semiconductor market.”
Third Quarter 2008 Guidance
The Company anticipates third quarter 2008 results to be within the following ranges:
•	Sales of $82 million to $88 million.

•	Earnings per share of $0.07 to $0.12
Second Quarter 2008 Conference Call
Management will host a conference call today, Wednesday, July 23, 2008 at 5:00 pm Eastern Daylight Time to discuss Advanced Energy’s financial results. Domestic callers may access this conference call by dialing 877-627-6511 and International callers may access the call by dialing 719-325-4916. Participants will need to provide the conference passcode 9067934. For a replay of this teleconference, please call 888-203-1112, or 719-457-0820 and enter the passcode 9067934. The replay will be available through 12:00 a.m. Eastern Daylight Time, July 25, 2008. A webcast will also be available on the Investor Relations webpage at http://ir.advanced-energy.com.
About Advanced Energy
Advanced Energy® develops innovative power and control technologies that enable high-growth, plasma thin-film manufacturing processes worldwide, including semiconductors, flat panel displays, data storage products, solar cells, architectural glass, and other advanced product applications. Advanced Energy® also develops grid connect inverters for the solar energy market.
The Company’s expectations with respect to financial results for the third quarter of 2008 are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the volatility and cyclicality of the industries the company serves, particularly the semi-conductor industry, the timing of orders received from customers, the company’s ability to realize cost improvement benefits from the global operations initiatives underway, and unanticipated changes to management’s estimates, reserves or allowances. These and other risks are described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained from Advanced Energy’s website at www.advanced-energy.com or by contacting Advanced Energy’s investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.
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CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2008	2007	2008	2008	2007

Sales	$87,996	$103,049	$88,887	$176,883	$210,372
Cost of sales	52,720	58,094	53,039	105,759	117,108

Gross profit	35,276	44,955	35,848	71,124	93,264

Operating expenses:
Research and development	13,762	12,911	13,085	26,847	24,946
Selling, general and administrative	13,955	15,414	14,468	28,423	30,632
Amortization of intangible assets	226	202	240	466	526
Restructuring charges	393	158	674	1,067	2,950

Total operating expenses	28,336	28,685	28,467	56,803	59,054

Income from operations	6,940	16,270	7,381	14,321	34,210

Other income, net	996	1,505	905	1,901	3,059

Income from continuing operations before income taxes	7,936	17,775	8,286	16,222	37,269
Provision for income taxes	(2,073)	(6,108)	(2,320)	(4,393)	(12,931)

Net income	$5,863	$11,667	$5,966	$11,829	$24,338

Basic earnings per share	$0.14	$0.26	$0.13	$0.27	$0.54

Diluted earnings per share	$0.14	$0.25	$0.13	$0.27	$0.53

Basic weighted-average common shares outstanding	41,869	45,161	44,662	43,265	45,051

Diluted weighted-average common shares outstanding	42,290	45,992	45,065	43,686	45,834

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	June 30,	December 31,
	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$106,178	$94,588
Marketable securities	33,556	110,676
Accounts receivable, net	61,301	64,188
Inventories, net	48,431	50,532
Deferred income taxes	15,243	23,696
Other current assets	4,485	4,289

Total current assets	269,194	347,969

Property and equipment, net	30,434	30,912

Long-term investments	36,002	1,483
Deposits and other	5,831	5,562
Goodwill and intangibles, net	70,160	67,768
Customer service equipment, net	1,069	1,236
Deferred income tax assets, net	15,629	4,098

Total assets	$428,319	$459,028

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$13,364	$12,424
Other accrued expenses	27,836	29,590

Total current liabilities	41,200	42,014

Long-term liabilities	9,611	9,953

Total liabilities	50,811	51,967

Stockholders’ equity	377,508	407,061

Total liabilities and stockholders’ equity	$428,319	$459,028